Exhibit 4.15

CONSENT OF DAVID VACHON

Reference is made to the Annual Report on Form 40-F for the year ended February 29, 2012 (the “Annual Report”) of Virginia Mines Inc. (the “Company”), filed with the U.S. Securities and Exchange Commission.

I, David Vachon, participated, as an independent Qualified Person (as such term is defined in Canadian National Instrument 43-101 – Standards of Disclosure for Mineral Projects), in the preparation of a technical report entitled “Technical Report and Recommendations, 2011 Geological Exploration Program, Anatacau Property, Quebec” completed in February 2012 (the “Report”) concerning mineralized material in the Anatacau property for the Company. Portions of the Report are summarized under headings “Item III – Description of the Business – 3.4.4 Geological Setting ; 3.4.5 Exploration and Drilling; and 3.4.6 Mineralization” in the Annual Information Form of the Company for the year ended February 29, 2012 (included as Exhibit 1 of the Annual Report, which Exhibit is incorporated by reference herein).

I hereby consent to the inclusion of the foregoing written disclosure and to the references to such disclosure and to my name under the foregoing heading and to all other references to such disclosure and to my name included or incorporated by reference in the Annual Report.

Very truly yours,

/s/ David Vachon
Name: David Vachon, P.Geo.

May 14, 2012